Exhibit 10.12

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into this 8th day of November, 2023 (the “Effective Date”) by and between Evofem Biosciences, Inc., a Delaware corporation (“Company”), and Saundra Pelletier (“Employee”).

1. Roles and Duties.

(a) Chief Executive Officer Role. Subject to the terms and conditions of this Agreement, Company shall employ Employee as its Chief Executive Officer reporting to the Company’s Board of Directors (“Board”). The Employee shall have such duties and responsibilities as are reasonably determined by the Board and are consistent with the duties customarily performed by a Chief Executive Officer of a similarly situated company in the United States. Employee accepts such employment upon the terms and conditions set forth herein and agrees to perform such duties and discharge such responsibilities to the best of Employee’s ability. During Employee’s employment, Employee shall devote all of Employee’s business time and energies to the business and affairs of the Company. Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) performing services for such other companies as the Company may designate or permit; (ii) serving, with the prior written consent of the Company’s Board of Directors (“Board”), which consent shall not be unreasonably withheld, as a member of the board of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses or charitable, educational or civic organizations; (iii) engaging in charitable activities and community affairs; and (iv) managing Employee’s personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of Employee’s duties and responsibilities hereunder.

(b) Board Membership. Executive shall serve as a member of the Board during Executive’s employment hereunder until the term of Executive’s directorship expires and Executive is not re-elected or earlier resigns or is removed from the Board. During the Term (as defined below), the Company or the applicable Board committee will recommend to the Board for nomination, and the Board shall nominate the Executive for reelection to the Board. Executive’s service as a Board member shall be without further compensation. At such time as Executive’s service to the Company is terminated for any reason or no reason, Executive agrees to resign as a member of the Board effective upon such termination of service, unless the Board, in its discretion, requests Executive to not so resign in writing.

2. Term of Employment.

(a) Term. Subject to the terms hereof, Employee’s employment hereunder shall continue until terminated hereunder by either party (such term of employment referred to herein as the “Term”).

(b) Termination. Notwithstanding anything else contained in this Agreement, Employee’s employment hereunder shall terminate upon the earliest to occur of the following and in accordance with the following:

(i) Death. Immediately upon Employee’s death;

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(ii) Termination by the Company.

(A) If because of Employee’s Disability (as defined below in Section 2(c)), written notice by the Company to Employee that Employee’s employment is being terminated as a result of Employee’s Disability, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company;

(B) If for Cause (as defined below in Section 2(d)), written notice by the Company to Employee that Employee’s employment is being terminated for Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the Company; provided that if prior to the effective date of such termination Employee has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective; or

(C) If by the Company for reasons other than under Sections 2(b)(ii)(A) or (B), written notice by the Company to Employee that Employee’s employment is being terminated, which termination shall be effective thirty (30) days after the date of such notice.

(iii) Termination by Employee.

(A) If for Good Reason (as defined below in Section 2(e)), written notice by Employee to the Company that Employee is terminating Employee’s employment for Good Reason and that sets forth the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if prior to the effective date of such termination the Company has cured the circumstances giving rise to the Good Reason if capable of being cured as provided in Section 2(e), then such termination shall not be effective; or

(B) If without Good Reason, written notice by Employee to the Company that Employee is terminating Employee’s employment, which termination shall be effective no fewer than thirty (30) days after the date of such notice unless such notice period is waived, in whole or in part, by the Company.

Notwithstanding anything in this Section 2(b), the Company may at any point, under the conditions set forth in Section 2(b)(ii)(B), terminate Employee’s employment for Cause prior to the effective date of any other termination contemplated hereunder; provided that if prior to the effective date of such for-Cause termination Employee has cured the circumstances giving rise to the Cause (if capable of being cured as provided in Section 2(d)), then such termination shall not be effective.

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(c) Definition of “Disability”. For purposes of this Agreement, “Disability” shall mean Employee’s incapacity or inability to perform Employee’s duties and responsibilities as contemplated herein by reason of a medically determinable mental or physical impairment for one hundred twenty (120) days or more within any one (1) year period (cumulative or consecutive), which impairment can reasonably be expected to result in death or can be expected to last for a continuous period of not less than six (6) months. The determination that Employee is disabled hereunder, if disputed by the parties, shall be resolved by a physician reasonably satisfactory to Employee and the Company, at the Company’s expense, and the determination of such physician shall be final and binding upon both Employee and the Company. Employee hereby consents to such examination and consultation by a physician. The Company will keep all information it receives as a result of such inquiry and determination confidential and will not use it for any purpose other than in connection with exercising its rights under this Agreement.

(d) Definition of “Cause”. As used herein, “Cause” shall mean: (i) Employee’s conviction of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; (ii) Employee’s willful failure or refusal to comply with lawful directions of Employee’s supervisor or the Board, which failure or refusal continues for more than five (5) business days after written notice is given to Employee, which notice sets forth in reasonable detail the nature of such failure or refusal; (iii) willful and material breach by Employee of a material written Company policy or this Agreement, provided Employee does not cure such breach within five (5) business days after receiving written notice of the alleged breach; or (iv) misconduct by Employee that materially damages the Company or any of its affiliates. Except in the case of (ii) above, it is not necessary that the Company’s finding of Cause occur prior to Employee’s termination of service. If the Company determines, subsequent to Employee’s termination of service, that prior to Employee’s termination, Employee engaged in conduct which would constitute “Cause” (other than pursuant to (ii) above), then Employee shall have no right to any benefit or compensation under this Agreement.

(e) Definition of “Good Reason”. As used herein, “Good Reason” shall mean: (i) relocation of Employee’s principal business location to a location more than fifty (50) miles from Employee’s then-current business location; (ii) a material diminution in Employee’s duties, authority or responsibilities, which shall include, without limitation, Employee no longer performing similar functions associated with Employee’s services as Chief Executive Officer of a Company registered under the Securities Exchange Act of 1934, as amended; (iii) a reduction in Employee’s then in effect Base Salary by more than 10% and in a manner inconsistent with other employees of the Company having similar authority; or (iv) willful and material breach by the Company of its covenants and/or obligations under this Agreement; provided that, in each of the foregoing clauses (i) through (iv) (A) Employee provides Company with written notice that Employee intends to terminate Employee’s employment hereunder for one of the grounds set forth in this Section 2(e) within thirty (30) days of such ground occurring, (B) if such ground is capable of being cured, Company has failed to cure such ground within a period of thirty (30) days from the date of such written notice, and (C) Employee terminates by written notice Employee’s employment within sixty-five (65) days from the date that Employee provides the notice contemplated by clause (A) of this Section 2(e). For purposes of clarification, the above-listed conditions shall apply separately to each occurrence of Good Reason, and failure to adhere to such conditions in the event of Good Reason shall not disqualify Employee from asserting Good Reason for any subsequent occurrence of Good Reason. For purposes of this Agreement, “Good Reason” shall be interpreted in a manner, and limited to the extent necessary, so that it shall not cause adverse tax consequences for either party with respect to Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) and any successor statute, regulation and guidance thereto.

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3. Compensation.

(a) Base Salary. The Company shall pay Employee a base salary (the “Base Salary”) equal to Employee’s base salary level prior to the salary reduction put in place on March 16, 2023, as adjusted from time to time. The Base Salary shall be payable in substantially equal periodic installments in accordance with the Company’s payroll practices as in effect from time to time. The Company shall deduct from each such installment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates. The Board or an appropriate committee thereof shall, on an annual basis, review the Base Salary, which may be adjusted upward or downward at the Company’s discretion.

(b) Annual Performance Bonus. Employee shall be eligible to receive an annual cash bonus (the “Annual Performance Bonus”), with the target amount of such Annual Performance Bonus equal to fifty percent (50%) of Employee’s Base Salary in the year to which the Annual Performance Bonus relates; provided that the actual amount of the Annual Performance Bonus may be greater or less than such target amount. The amount of the Annual Performance Bonus shall be determined by the Board or an appropriate committee thereof in its sole discretion, and shall be paid to Employee no later than March 15th of the calendar year immediately following the calendar year in which it was earned. Except as provided in Section 4, Employee must be employed by the Company on the last day of the applicable fiscal year to which the Annual Performance Bonus relates in order to be eligible for, and to be deemed as having earned, such Annual Performance Bonus. The Company shall deduct from the Annual Performance Bonus all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Employee participates.

(c) Equity. In addition to any equity awards currently outstanding, Employee will be eligible to be considered for the grant of stock options and/or other equity-based awards commensurate with Employee’s position and responsibilities. The amount, terms and conditions of any stock option or other equity-based award will be determined by the Board or an appropriate committee thereof in its discretion and set forth in the applicable equity plan and other documents governing the award.

(d) Vacation. Employee shall also be entitled to vacation time off in accordance with the Company’s then in effect vacation policy applicable to Employee.

(e) Fringe Benefits. Employee shall be entitled to participate in all benefit/welfare plans and fringe benefits provided to Company senior Employees. Employee understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended by the Company from time to time in its sole discretion. The terms of any such benefits shall be governed by the applicable plan documents and Company policies in effect from time to time (and, to the extent this Agreement conflicts with such terms, the terms of such benefit plans shall govern).

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(f) Reimbursement of Expenses. The Company shall reimburse Employee for all ordinary and reasonable out-of-pocket business expenses incurred by Employee in furtherance of the Company’s business in accordance with the Company’s policies with respect thereto as in effect from time to time. Employee must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (iii) the reimbursement of an eligible expense shall be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(g) Forfeiture/Clawback. All compensation shall be subject to any forfeiture or clawback policy established by the Company generally for senior executives from time to time and any other such policy required by applicable law.

4. Payments Upon Termination.

(a) Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means: (i) the portion of Employee’s Base Salary that has accrued prior to any termination of Employee’s employment with Company and has not yet been paid; (ii) accrued but unused paid time off, if any, pursuant to the Company’s standard policy and practices; and (iii) the amount of any expenses properly incurred by Employee on behalf of the Company prior to any such termination and not yet reimbursed. Employee’s entitlement to any other compensation or benefit under any Company plan shall be governed by and determined in accordance with the terms of such plans, except as otherwise specified in this Agreement.

(b) Termination by the Company for Cause. If Employee’s employment hereunder is terminated by the Company for Cause, then the Company shall pay the Accrued Obligations to Employee within the time provided by law and the Company shall have no further obligations to Employee under this Agreement.

(c) Termination by Employee Without Good Reason. If Employee’s employment hereunder is terminated by Employee without Good Reason, then the Company shall pay the Accrued Obligations to Employee within the time provided by law and the Company shall have no further obligations to Employee under this Agreement.

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(d) Termination as a Result of Employee’s Disability or Death. If Employee’s employment hereunder terminates as a result of Employee’s Disability or death, the Company shall pay to Employee (or Employee’s estate) within the time provided by law (i) the Accrued Obligations; (ii) any accrued and unpaid Annual Performance Bonus for the prior fiscal year; and (iii) the Pro Rated Bonus (as defined below) and, shall have no further obligations with respect to any benefit or compensation under this Agreement to Employee hereunder. As used in this Section 4, “Pro Rated Bonus” shall mean an amount in cash equal to the target Annual Performance Bonus for which Employee would have been eligible with respect to the year in which termination of Employee’s employment occurs multiplied by a fraction, the numerator of which is the number of days during which Employee is employed by the Company during the year of termination and the denominator of which is 365.

(e) Termination by the Company Without Cause or by Employee For Good Reason. Subject to Section 4(f) below, in the event that Employee’s employment is terminated by action of the Company other than for Cause, or Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Employee shall receive the following, subject to the terms and conditions described in Section 4(g):

(i) Severance Payments. A lump sum payment in an amount equal to twenty-four (24) months in value of Employee’s then-current Base Salary, less all customary and required taxes and employment- related deductions, which payment shall be made in the first payroll following the date on which the Release required by Section 4(g) becomes effective and non-revocable.

(ii) Pro Rata Bonus. Payment of the Pro Rated Bonus, after deduction of all amounts required to be deducted or withheld under applicable law (which payment shall be made in the first payroll following the effective date of the Release).

(iii) Equity Acceleration. On the date of termination of Employee’s employment, Employee shall vest in fifty percent (50%) of any and all unvested equity awards outstanding as of the date of Employee’s termination and this provision shall supersede any vesting acceleration provision contained in any equity award agreement outstanding on the Effective Date.

(iv) Benefits Payments. Upon completion of appropriate forms and subject to applicable terms and conditions under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall continue to provide Employee medical insurance coverage to the same extent that such insurance continues to be provided to similarly situated executives at the time of Employee’s termination with the total cost of the regular premium for such benefits to be paid by the Company (the “COBRA Payment”), until the earlier to occur of: (i) twelve (12) months following Employee’s termination date, or (ii) the date Employee becomes eligible for medical benefits with another employer. Notwithstanding the foregoing, if Employee’s COBRA Payment would cause the applicable group health plan to be discriminatory and, therefore, result in adverse tax consequences to Employee, the Company shall, in lieu of the COBRA Payment, provide Employee with an equivalent monthly cash payment, minus deduction of all amounts required to be deducted or withheld under applicable law, for any period of time Employee is eligible to receive the COBRA Payment. Employee shall bear full responsibility for applying for COBRA continuation coverage and the Company shall have no obligation to provide Employee such coverage if Employee fails to elect COBRA benefits in a timely fashion.

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Payment of the above described severance payments and benefits are expressly conditioned on Employee’s execution without revocation of the Release and return of Company property under Section 6.

(f) Termination by the Company Without Cause or by Employee For Good Reason Following a Change in Control. In the event that a Change in Control of the Company (as defined below) occurs and within a period of one (1) year following the Change in Control, or ninety (90) days preceding the earlier to occur of a Change in Control or the execution of a definitive agreement the consummation of which would result in a Change in Control, Employee’s employment is terminated other than for Cause, or during such period of time Employee terminates Employee’s employment for Good Reason, then, in addition to the Accrued Obligations and any accrued and unpaid Annual Performance Bonus for the prior fiscal year, Employee shall receive the following, subject to the terms and conditions described in Section 4(g):

(i) The severance payments and benefits payments set forth in Section 4(e)(i) and (iv), provided that the lump sum payment contemplated by Section 4(e)(i) shall be based on thirty-six (36) months in value of Base Salary, and the payments contemplated by Section 4(e)(iv) shall be for a period of thirty-six (36) months.

(ii) On the date of termination of Employee’s employment, Employee shall become fully vested in any and all equity awards outstanding as of the date of Employee’s termination and this provision shall supersede any option acceleration provision contained in any option agreement outstanding on the Effective Date.

(iii) A lump sum payment equal to the then target Annual Performance Bonus amount multiplied by 1.5 (which payment shall be made in the first payroll following the effective date of the Release).

Payment of the above described severance payments and benefits are expressly conditioned on Employee’s execution without revocation of the Release pursuant to Section 4(g) and return of Company property under Section 6. In the event that Employee is eligible for the severance payments and benefits under this Section 4(f), Employee shall not be eligible for any of the severance payments and benefits as provided in Section 4(e).

As used herein, a “Change in Control” shall have the meaning set forth in the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Equity Plan”); provided, however, that for purposes of this Agreement a Change in Control shall be deemed to have occurred in any transaction described in subsections (i) or (ii) of Section 2.1(h) of the Equity Plan in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors (as defined in the Equity Plan).

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(g) Execution of Release of Claims. The Company shall not be obligated to pay Employee any of the severance payments or benefits described in this Section 4 unless and until Employee has executed (without revocation) a release of claims as described below (the “Release”). The Release shall contain reasonable and customary provisions including a general release of claims against the Company and its affiliated entities and each of their officers, directors, employees, agents, attorneys and representatives as well as provisions concerning non-disparagement, confidentiality, cooperation and the like. The Release must be provided to Employee not later than fifteen (15) days following the effective date of termination of Employee’s employment by the Company and executed by Employee and returned to the Company within sixty (60) days after such effective date. If Employee fails or refuses to return the Release within such 60-day period, Employee’s severance payments and benefits to be paid hereunder shall be forfeited.

(h) No Other Payments or Benefits Owing. Except as expressly set forth herein, the payments and benefits set forth in this Section 4: (a) shall be the sole amounts owing to Employee upon termination of Employee’s employment for the reasons set forth above, and Employee shall not be eligible for any other payments or other forms of compensation or benefits; (b) shall be the sole remedy, if any, available to Employee in the event that Employee brings any claim against the Company relating to the termination of Employee’s employment under this Agreement; and (c) shall not be subject to set-off by the Company or any obligation on the part of Employee to mitigate or to offset compensation earned by Employee in other pursuits after termination of employment, other than as specified herein with respect medical benefits provided by another employer.

5. Proprietary Information. Employee expressly acknowledges that: (a) there are competitive and proprietary aspects of the business of the Company; (b) during the course of Employee’s employment, the Company shall furnish, disclose or make available to Employee confidential and proprietary information and may provide Employee with unique and specialized training; (c) such confidential information and training have been developed and shall be developed by the Company through the expenditure of substantial time, effort and money, and could be used by Employee to compete with the Company; and (d) in the course of Employee’s employment, Employee shall be introduced to customers and others with important relationships to the Company, and any and all “goodwill” created through such introductions belongs exclusively to the Company, including, but not limited to, any goodwill created as a result of direct or indirect contacts or relationships between Employee and any customers of the Company. In light of the foregoing acknowledgements, and as a condition of continued employment hereunder, Employee hereby reaffirms, confirms and approves the Proprietary Information and Inventions Assignment Agreement previously entered into or entered into on the date hereof as a binding obligation of the Employee, enforceable in accordance with its terms.

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6. Property and Records. Upon the termination of Employee’s employment hereunder for any reason or for no reason, or if the Company otherwise requests, Employee shall: (a) return to Company all tangible business information and copies thereof (regardless how such confidential information or copies are maintained), and (b) deliver to the Company any property of the Company which may be in Employee’s possession, including, but not limited to, devices, smart phones, laptops, cell phones (the foregoing, “electronic devices”), products, materials, memoranda, notes, records, reports or other documents or photocopies of the same. Employee may retain copies of any exclusively personal data contained in or on the Company-owned electronic devices returned to the Company pursuant to the foregoing. The foregoing notwithstanding, Employee understands and agrees that the Company property belongs exclusively to the Company, it should be used for Company business, and Employee has no reasonable expectation of privacy on any Company property or with respect to any information stored thereon.

7. Cooperation. During and after Employee’s employment, Employee shall fully cooperate with the Company to the extent reasonable in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company (other than claims directly or indirectly against Employee) which relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after Employee’s employment, Employee also shall fully cooperate with the Company to the extent reasonable in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while Employee was employed by the Company. The Company shall reimburse Employee for any reasonable out-of-pocket expenses incurred in connection with the Employee’s performance of obligations pursuant to this section.

8. Code Sections 409A and 280G.

(a) In the event that the payments or benefits set forth in Section 4 of this Agreement constitute “non- qualified deferred compensation” subject to Section 409A, then the following conditions apply to such payments or benefits:

(i) Any termination of Employee’s employment triggering payment of benefits under Section 4 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence. To the extent that the termination of Employee’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Employee to the Company at the time Employee’s employment terminates), any such payments under Section 4 that constitute deferred compensation under Section 409A shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h). For purposes of clarification, this Section 8(a) shall not cause any forfeiture of benefits on Employee’s part, but shall only act as a delay until such time as a “separation from service” occurs.

(ii) Notwithstanding any other provision with respect to the timing of payments under Section 4 if, at the time of Employee’s termination, Employee is deemed to be a “specified employee” of the Company (within the meaning of Section 409A(a)(2)(B)(i) of the Code), then limited only to the extent necessary to comply with the requirements of Section 409A, any payments to which Employee may become entitled under Section 4 which are subject to Section 409A (and not otherwise exempt from its application) shall be withheld until the first (1st) business day of the seventh (7th) month following the termination of Employee’s employment, at which time Employee shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Employee under the terms of Section 4.

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(b) It is intended that each installment of the payments and benefits provided under Section 4 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor Employee shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(c) Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted and at all times administered in a manner that avoids the inclusion of compensation in income under Section 409A, or the payment of increased taxes, excise taxes or other penalties under Section 409A. The parties intend this Agreement to be in compliance with Section 409A. Employee acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Section 409A.

(d) In the event the benefits provided by this Agreement, when aggregated with any other payments or benefits received by Employee, would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such “Payment” shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Employee receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary to accomplish the purpose of this Section 8(d), reduction shall occur at the election, in writing, of the Employee (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment) and may reduce cash payments, cancel accelerated vesting of stock award, and/or reduce employee benefits in any order or combination that maximizes the amount of the Reduced Amount. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of Employee’s stock awards unless Employee elects in writing a different order for cancellation. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Employee and the Company within fifteen (15) calendar days after the date on which Employee’s right to a Payment is triggered (if requested at that time by Employee or the Company) or such other time as requested by Employee or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish Employee and the Company with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon Employee and the Company.

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9. General.

(a) Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or electronic mail transmission provided acknowledgment of receipt of electronic transmission is provided; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt.

Notices to Employee shall be sent to the last known address in the Company’s records or such other address as Employee may specify in writing.

Notices to the Company shall be sent to:

Evofem Biosciences, Inc.

7770 Regents Road, Suite 113-618

San Diego, California 92122

(b) Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

(c) Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given and shall not constitute a continuing waiver or consent.

(d) Assignment. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Employee is principally involved. Employee may not assign Employee’s rights and obligations under this Agreement without the prior written consent of the Company.

(e) Governing Law/Dispute Resolution. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of California without giving effect to the conflict of law principles thereof. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of California or of the United States of America for the Southern District of California. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts.

(f) Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

(g) Entire Agreement. This Agreement, together with the other agreements specifically referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

(h) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. For all purposes an electronic signature shall be treated as an original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

EVOFEM BIOSCIENCES, INC.

/s/ Tony O’Brien
Tony O’Brien, Chairman of the Compensation Committee

EMPLOYEE

/s/ Saundra Pelletier
Saundra Pelletier

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